Exhibit 10.3

AMENDMENT NO. 1 TO THE SAN JOAQUIN BANCORP 1999 STOCK INCENTIVE PLAN

     WHEREAS, San Joaquin Bancorp (the “Bank”) maintains the San Joaquin Bancorp 1999 Stock Incentive Plan (the “Plan”) for the benefit of its eligible Key Employees; and

     WHEREAS, the Bank desires to amend the Plan to update the definition of "Fair Market Value," provide for the exercise of unvested options, and clarify the time period within which an Option may be exercised.

     NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2007 as follows:

1. Section 5.4 (Exercisability and Term) is amended by replacing the fourth sentence of such section with the following:

     To the extent required by or allowed under applicable law, Options shall be exercisable for a minimum period of six months, and a maximum period of one year, following termination of employment due to death or disability; and for a minimum period of 30 days, and a maximum period of 90 days, following termination of employment for all other reasons.

2. A new Section 5.5 (Early Exercise) is added as follows and the remaining sections of Article 5 are renumbered:

     Early Exercise. An Option may, but need not, include a provision by which the Participant may elect at any time while a Key Employee to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Bank with the repurchase price to be equal to the original purchase price of the stock. To the extent required by applicable law, the right of the Bank under this Section 5.5 to repurchase shares at the original purchase price (a) shall lapse at a minimum rate of twenty percent (20%) per year over the five-year period measured from the date the Option was granted; and (b) such right shall be exercisable only within the time periods described in Section 5.4 for Option exercise.

3.	Section 18.11 (Fair Market Value) is replaced in its entirety with the following:

"Fair Market Value" means, on any date,

(a) the closing sale price of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange Listed Companies or The Nasdaq Stock Market’s National Market (or other established national stock exchange on which the Common Stock is regularly traded) on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported;

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     (b) if the Common Stock is not listed for trading on an established national stock exchange, the closing sale price of a share of Common Stock on the Nasdaq Stock Market SmallCap Market ("NSM") or Over-the-Counter Bulletin Board (“OTCBB”) or if there were no sales on such date, on the last date preceding such date on which a sale was reported;

     (c) if shares of Common Stock are not listed for trading on an established national stock exchange or quoted on NSM or OTCBB, but a regular, active public market for the Common Stock exists in the over-the-counter other-OTC (“Other-OTC”) or pink sheets (as determined in the sole discretion of the Committee, whose discretion shall be conclusive and binding), the average of the closing bid and ask quotations per share of Common Stock in the Other OTC market or pink sheets for such shares on such date or, if no quotations are available on such date, on the last date preceding such date on which a quotation was reported; or

     (d) if shares of Common Stock are not listed for trading on an established national stock exchange or quoted on NSM, OTCBB, Other-OTC or pink sheets, Fair Market Value shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

     To record this Amendment No. 1 to the Plan, the Bank has caused it to be executed on this 19th day of December 2006.

SAN JOAQUIN BANCORP

By /s/ Stephen M. Annis, Secretary

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